Exhibit 16(b)
SCHEDULE FOR COMPUTATION OF PERFORMANCE CALCULATIONS
CUMULATIVE TOTAL RETURNS and their income and capital components are described in the fund's Statement of Additional Information, and are based on the net asset values, dividends, capital gain distributions, and reinvestment prices of the historical period covered.

AVERAGE ANNUAL RETURNS are calculated according to the following formula:

Average Annual Return = [(1 + Cumulative Return)1/n] - 1

[where n = the number of years in the base period]